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                       SECURITIES AND EXCHANGE COMMISSION



                              Washington, DC 20549


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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 11, 2000


                              SunTrust Banks, Inc.
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             (Exact name of registrant as specified in its charter)



         Georgia                      001-08918               58-1575035
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 (State of Incorporation)     (Commission File Number)       (IRS Employer
                                                          Identification No.



       303 Peachtree Street, N.E.
            Atlanta, Georgia                                30308
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(Address of principal executive offices)                  (Zip Code)



       Registrant's telephone number, including area code: (404) 588-7711


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.


         On April 11, 2000, SunTrust Banks, Inc. (the "Company") reported operating income of $328.3 million, up from $292.2 million in the first quarter of 1999. Operating earnings per share in the quarter were $1.07 per diluted share, up 18% from the first quarter of 1999. Including $8.9 million in after-tax merger-related charges, reported net income was $319.4 million or $1.04 per diluted share versus $281.7 million or $.87 per diluted share in the first quarter of 1999. For the quarter, reported return on assets was 1.38% and return on average realized equity was 21.33%.


         "Strong loan demand and a meaningful improvement in our expense base enabled us to report a very strong 18% increase in earnings per share despite the pressures created by rising interest rates and a volatile stock market," said L. Phillip Humann, the Company's Chairman, President and Chief Executive Officer.


         Fully taxable net interest income of $792.1 million in the quarter was up 1% from the first quarter of 1999 reflecting the impact of the sale of the Company's $1.5 billion consumer credit card portfolio. The net interest margin for the first quarter was 3.71%. Average loans for the first quarter were $67.0 billion, up 10% from the first quarter of last year and an annualized 13% from the fourth quarter.


         Noninterest income, excluding securities gains and losses, was $430.0 million in the quarter. Noninterest income represented 36% of total revenue. Noninterest expense in the quarter, excluding merger-related charges, was $690.7 million.


         Net charge-offs in the first quarter were $19.6 million or .12% of average loans down from $34.0 million or .23% of average loans in the first quarter of last year. The provision for loan losses was $22.3 million for the quarter, down from $42.0 million a year ago.


         Nonperforming assets were $311.9 million at quarter-end or .45% of loans and foreclosed properties. Nonperforming assets at March 31, 2000 included $284.9 million in nonperforming loans and $27.0 million in net other real estate owned. Nonperforming assets at March 31, 2000 comprised .32% of total assets, compared to .29% at December 31, 1999 and .26% a year ago. The allowance for loan losses at March 31, 2000 was $874.0 million and represented 1.27% of loans.


         At March 31, 2000, the Company had total assets of $96.0 billion and total deposits of $66.3 billion. Equity capital of $7.1 billion represented 7.40% of total assets. Book value per share was $23.51.


         Please refer to the Investor Relations section of our website at www.suntrust.com for the corresponding financial tables and information.

         SunTrust Banks, Inc., based in Atlanta, Georgia, is the nation's 9th largest commercial banking organization. The Company provides a wide range of services to meet the financial needs of its growing customer base in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia, and the District of Columbia. Its primary businesses include traditional deposit and credit services as well as trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage and investment services.


         A copy of the press release is attached hereto as Exhibit 99.1



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      Exhibits.

                  99.1 Text of Press Release of SunTrust Banks, Inc., dated April 11, 2000.



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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 26, 2000



                                           By: /s/ Raymond D. Fortin
                                              ---------------------------------
                                                Raymond D. Fortin
                                                Senior Vice President
                                                Corporate Secretary


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                                INDEX TO EXHIBITS

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EXHIBIT NUMBER AND DESCRIPTION                                                          PAGE
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99.1     Text of Press Release of SunTrust Banks, Inc., dated April 11, 2000......        5

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